AMENDMENT
                                       TO
                            THE DECLARATION OF TRUST
                  TO CHANGE THE PRINCIPAL OFFICE OF THE TRUST

              FIRST TRUST/FIDAC MORTGAGE INCOME FUND (THE "TRUST")

      The undersigned, constituting at least a majority of the Trustees of the Trust, a business trust organized under the laws of The Commonwealth of Massachusetts, acting pursuant to the Trust's Declaration of Trust, as amended to the date hereof (the "Declaration"), do hereby amend the Declaration as follows:

             The principal office of the Trust is hereby changed from "1001 Warrenville Road, Suite 300, Lisle, IL 60532" to "120 East Liberty Drive, Wheaton, IL 60187," and all references to the address of the principal office of the Trust in the Declaration are hereby accordingly amended.

      This amendment to the Declaration shall become effective on October 27, 2008.

      IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this amendment as of the 27th day of October, 2008.

/s/ James A. Bowen                            /s/ Richard E. Erickson
---------------------------------             ---------------------------------
James A. Bowen, as Trustee                    Richard E. Erickson, as Trustee
120 East Liberty Drive                        120 East Liberty Drive
Wheaton, IL  60187                            Wheaton, IL  60187


/s/ Thomas R. Kadlec                          /s/ Niel B. Nielson
---------------------------------             ---------------------------------
Thomas R. Kadlec, as Trustee                  Niel B. Nielson, as Trustee
120 East Liberty Drive                        120 East Liberty Drive
Wheaton, IL  60187                            Wheaton, IL   60187


/s/ Robert F. Keith
---------------------------------
Robert F. Keith, as Trustee
120 East Liberty Drive
Wheaton, IL  60187